Exhibit 99.1

Trio acquires producing cash flow positive oil and gas assets in prolific heavy oil region of Saskatchewan Canada

Bakersfield, CA, April 10, 2025 – Trio Petroleum Corp (NYSE American: TPET) (“Trio” or the “Company”), a California-based oil and gas company, today is pleased to announce that it has closed on certain petroleum and natural gas properties held by Novacor Exploration Ltd. (“Novacor”). More specifically, TPET closed on Novacor’s TWP48 Assets which is expected to be shortly followed by the closing on Novacor’s TWP47 assets. These assets are in the prolific Lloydminster, Saskatchewan heavy oil region (the “Acquisition”). This acquisition could strategically position the Company to expand its operations into one of North America’s most promising heavy oil basins, with upside potential for long term production and reserve growth. Since the Novacor assets are in the heavy oil area, they offer economic development and low operational costs. Market accessibility combined with a favorable regulatory process makes this area very attractive for continued and future development within these lands.

As reported by the Company’s press release on December 19, 2024, the Novacor assets are located at the South-West quarter of Section 19, Township 47, Range 26W3M and the Northeast Section 3, Township 48, Range 24W3M, both in the Lloydminster, Saskatchewan area. There are currently seven producing wells located on the two properties. Production from the wells in Section 19 is subject to Freehold Royalties of 13.5% and a GORR of 2%, and production from the wells in Section 3 is subject to Freehold Royalties of 15%. The wells produce heavy crude oil from the McLaren/Sparky and Lloydminster formation(s). Novacor is the operator of these cash flow positive wells. Current production is approximately 70 barrels per day with potential for 4 additional re-entry wells and two fully equipped locations to be reactivated each capable of an additional 70 barrels in total per day. All the foregoing information was derived from reports provided to the Company by Novacor.

Additionally, a Reserve Report was prepared in August 2024 by Petrotech and Associates detailing 91.5MBBL for total proved and probable oil of those wells currently being produced. Novacor has identified further potential upside in the Sparky GP thru some multi-lateral drill opportunities.

Important in this acquisition is Novacor’s ability to address recent fluctuations in global oil prices and their limited impact on the company’s operations. Novacor will continue as operator of the assets Trio is acquiring. While market volatility is inherent in the energy sector, Novacor’s strategic focus on operational efficiency and low lift costs provides a significant buffer against downward price pressures.

Novacor’s current lift cost stands at a competitive CDN $10.00 per barrel. This low operational expenditure will help ensure Trio maintains strong profitability even in a lower oil price environment. Their commitment to cost management and efficient production techniques will allow the Company to navigate market fluctuations with greater resilience compared to companies with higher operating costs.

Commented Robin Ross, Chief Executive Officer of Trio, “Novacor has always prioritized operational excellence and fiscal responsibility as their low lift costs are a testament to this commitment and will provide us with a significant advantage in the current market. While we are mindful of global economic trends and their potential influence on commodity prices, our fundamental strength moving forward will be in our ability to produce oil economically.

As i mentioned previously, we are excited to acquire an initial footprint in this very lucrative oil and gas area of Canada and home to some of the largest players in the industry such as Cenovus Energy, Canadian Natural Resources, Baytex Energy, Rife Resources and many others who have made Heavy Oil a staple of their operation, and where numerous opportunities to acquire additional highly economic fields exist. Trio’s relationship with Novacor is very important, because Novacor has a long history of oil and gas development in the area. Trio’s plan is to aggressively grow its footprint in the area utilizing Novacor as an operator of the assets. We are looking forward to a long and prosperous relationship with Novacor. We will continue to seek opportunities for strategic growth and optimization with Novacor’s operational efficiencies and are confident to deliver consistent value to our shareholders through a disciplined approach to operations and cost management.”

Mr. Ross continued, “Our focus remains on acquiring projects that generate immediate cash flow or offer transformative growth potential with strategic investment. We believe that this approach aligns with our long-term vision of creating exponential value while managing risk and resources effectively.”

Terms of the Acquisition

The stated purchase price of the Acquisition is US$650,000 in cash paid in two tranches, and 526,536 in shares of common stock of Trio, which we agree to use our commercially reasonable efforts to register for resale in a registration statement filed with the United States Securities and Exchange Commission. The Company paid Novacor a good faith deposit of $65,000, which is being applied to the cash portion of the purchase price on the initial closing.

About Trio Petroleum Corp

Trio Petroleum Corp is an oil and gas exploration and development company in California, Utah, and Saskatchewan, Canada.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release of Trio Petroleum Corp (“Trio”) and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors sections of the Trio reports filed with the Securities and Exchange Commission (SEC). Copies of such documents are available on the SEC’s website, www.sec.gov. Trio undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:
Redwood Empire Financial Communications
Michael Bayes
(404) 809 4172
michael@redwoodefc.com